Filed Under Rule 424(b)(2)
                                                 Registration File No. 333-98411

                            SOUTH JERSEY GAS COMPANY

                            PRICING SUPPLEMENT NO. 13
                        Dated July 28, 2004 to Prospectus
                             dated December 16, 2002


                       Medium Term Notes, Series B 2004-4


Interest Payment Dates:                     February 1 and August 1, commencing
                                                February 1, 2005

Regular Record Date:                        January 15 and July 15

CUSIP No.:                                  83851M AW7

Principal Amount:                           $10,000,000

Interest Rate:                              6.213%

Original Issue Date:                        August 4, 2004

Stated Maturity:                            August 1, 2034

Price to Public:                            $10,000,000

Agent:                                      UBS Securities

Agent's Commission:                         $75,000

Proceeds, before expenses,
to South Jersey Gas Company:        `       $9,925,000

Optional Redemption Provisions:             None prior to maturity



It is expected that delivery of the Notes will be made against payment therefor on August 4, 2004, which will be the fifth business day of the date of this Pricing Supplement. Pursuant to Rule 15c6-1 under the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes on or prior to August 2, 2004 will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on or prior to August 2, 2004 should consult their own advisor.